AGREEMENT

between

ASF THOMAS INDUSTRIES GMBH, PUCHHEIM

- hereinafter referred to as "ASF" -

a n d

PETER BISSINGER

- hereinafter referred to as
"Mr. Bissinger" -

Mr. Bissinger has acted as managing director for ASF, based on a service agreement with ASF, up to now. Against the background of restructuring measures, ASF and Mr. Bissinger agree that this service relationship terminated. Termination took effect on December 31, 2002.

ASF notes that in the context of the aforementioned restructuring measures now TIWR Holding GmbH & Co. KG and Mr. Bissinger enter into the following managing director's service agreement. ASF gives its explicit consent to the transfer of the pension commitment from ASF to TIWR Holding GmbH & Co. KG as stipulated in no. 6 of the following service agreement.

................................................
(ASF THOMAS Industries GmbH,
represented by its sole shareholder, ASF THOMAS
Industries Holding Deutschland GmbH,
which is represented by its managing director
Peter Bissinger who is authorized to individually represent the company)

................................................
(Peter Bissinger)


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SERVICE AGREEMENT


between

TIWR HOLDING GMBH & CO. KG

- hereinafter referred to as "Company" -

a n d

PETER BISSINGER

- hereinafter referred to as "Managing
Director" -

The following provisions shall apply to the service relationship with effect as of January 1, 2003; all prior written and oral agreements are hereby entirely replaced:

1.       SCOPE OF DUTIES

1.1 Full individual responsibility for the management of the Company and of TIWR Verwaltungs GmbH - hereinafter referred to as "GmbH" -, which is as general partner appointed to the management of the Company and the managing director of which Mr. Bissinger is appointed to, shall be incumbent upon the Managing Director jointly with the other managing directors.

         The Managing Director shall conduct the business of the Company and the GmbH diligently and conscientiously pursuant to applicable laws, the provisions of the Companies' Articles of Association, any rules of procedure applicable to Management, and instructions given by the Shareholders.

1.2 The representation authority of the Managing Director shall be determined by the provisions of the shareholder agreements and the resolution on his appointment as managing director; said authority can be curtailed at any time. The Managing Director may only make use of this representation authority in the framework of his management authority.

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1.3      The Shareholder  Meeting reserves the right to determine,  from time to time, the allocation of business among the various managing directors.

1.4 The Managing Director agrees to act also for enterprises connected with the Company or the GmbH (subsidiary companies). The provisions of this Service Agreement therefore apply analogously to activity within the subsidiary companies and entirely replace any possibly existing contracts.

2.       TERM

2.1      This Service  Contract  shall commence on
         January 1, 2003.

2.2 This Service Contract can be terminated under observance of a notice period of 12 months taking effect at the end of a calendar year. Termination can take effect on December 31, 2005 at the earliest.

2.3 Any notice of termination shall be given in writing.

2.4 In the event of a termination of this Service Agreement by either party, the Company may release the Managing Director from his services until the end of the termination period and subject to continuing payments attributable to him under this Service Contract. The period of release shall be set off against any possible vacation entitlement.


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2.5      This Service  Contract shall  terminate  without  requiring any further notice at the end of the month during which the Managing Director attains the age of 65.

3.       TRANSACTIONS SUBJECT TO CONSENT

         Any business transactions beyond the normal scope of business shall be subject to the prior consent of a person to be appointed by the company THOMAS Industries Inc. The contracting parties agree that THOMAS Industries Inc. has appointed Mr. Timothy Brown, President of THOMAS Industries Inc., for this purpose until further notice. The requirement for the consent shall include but not be limited to:

          o purchase, disposal and mortgaging of real property and rights equivalent to real property;


          o    taking up new, abandoning existing, Company businesses;


          o    formation  and   discontinuance  of  branch  offices  and  branch
               operations;


          o    purchase and disposal of operations and permanent holdings;

          o conclusion, amendment and revocation of contracts for the lease of running concerns, profit-and-loss assumption agreements as well as other corporate agreements;

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          o    taking out and repayment of loans;

          o agreeing upon credit lines for current account and acceptance credits, as well as amending any such agreement;

          o    granting loans;

          o providing collateral for any third party, including but not limited to standing surety and providing warranties;

          o conclusion, amendment and termination of license agreements regarding industrial property rights and know how;

          o realization of investments (including leasing) if the purchase or production costs exceed EURO 150,000 in a business year or EURO 100,000 in a single case;

          o conclusion, amendment and termination of rent, lease and license agreements as well as any other agreement with a term or notice period of more than five years or an annual rent or lease of more than EURO 100,000;

          o    granting and withdrawing powers of commercial representation;

          o conclusion, amendment and termination of contracts for the service - including pension commitments - of other managing directors of the Company and of the GmbH;

          o pension agreements, profit sharing agreements and any other allowances granted by the Company to the staff except for the usual Christmas allowance and holiday allowance;

          o execution of voting rights in holding companies if the legal transaction to be resolved is a legal transaction or act which requires consent within the meaning of this contract or if the shareholders' meeting would be responsible;

          o    agreements with shareholders or persons associated with them.

4.       REMUNERATION

4.1 The Managing Director shall be entitled to an annual base salary of EURO 252,000.00 gross, payable in 12 equal monthly installments at the end of each month, statutory deductions being retained.

         The Company shall bear 50% of the social security contributions (pension, health, unemployment, health care) up to the maximum amounts under the German social security system.

4.2 In addition, the Managing Director shall be paid a guaranteed annual bonus in the gross amount of EURO 298,000.00, payable by February 1 of the following year. If the term of the Service Contract begins or expires at any time other than the beginning or the end of a calendar year, then the Managing Director shall only be entitled to a pro rata bonus for the remainder of such calendar year.

4.3 During the term of this contract, the Managing Director will participate in the THOMAS Industries Stock Awards Program pursuant to each valid provision of THOMAS Industries, which is applicable and determined by the Compensation Committee of the Board of Directors of THOMAS Industries Inc. for the respective calendar year. The participation is subject to the respective approval of the Compensation Committee.

4.4 During the term of this contract, the Managing Director will participate in the THOMAS Industries Stock Options Program pursuant to each valid provision of THOMAS Industries, which is applicable and determined by the Compensation Committee of the Board of Directors of THOMAS Industries Inc. for the respective calendar year. The participation is subject to the respective approval of the Compensation Committee.

4.5 Travel and other expenses shall be reimbursed to the Managing Director in accordance with the Company's expense policy and within the scope of the amounts permissible under the tax regulations.

4.6 The Managing Director shall be entitled to an upper class company car (e.g. BMW 7 series), which may be used also for private purposes. The Company shall bear all current expenses pertaining to the car, except fuel expenses on vacation trips. Any income tax payable for the monetary value inherent in the benefit of said private use shall be borne by the Managing Director. The Managing Director must return the company car upon legal expiration of the Service Contract at the latest.

4.7 The aforementioned remuneration shall also cover any activity for enterprises connected with the Company or the GmbH (see no. 1.4 of this Contract). The Managing Director herewith waives explicitly any possibly existing claims for remuneration.

5.       INABILITY TO WORK, DEATH BENEFITS

5.1 In the event of any temporary inability to work due to illness the Managing Director's base salary pursuant to no. 4.1 sentence 1 of this Agreement shall continue to be paid for a twelve month period, but in no event longer than up to the termination of this Service Agreement, the amount corresponding to the sickness benefits paid by the health insurance of the Managing Director being deducted.

5.2 If the Managing Director dies during the term of this Agreement, his heirs as joint and several creditors shall receive the base salary pursuant to no. 4.1 sentence 1 of this contract for the month, in which the Managing Director died, and for the following three months. Furthermore, the heirs shall receive as joint and several creditors the bonus payment pursuant to no. 4.2 of this Contract for the respective year, calculated on a pro rata basis until the end of the month, in which the Managing Director died. This payment shall be due as stipulated in no. 4.2. If more than one heir exists, the Company is released from its obligations pursuant to sentence 1 and 2, if it pays to a family member, which lived together with the Managing Director in common household at the time of death or to one of the Managing Director's heirs.

6.       PENSION COMMITMENT

         The pension commitment, which was granted based on the service relationship between ASF THOMAS Industries GmbH, Puchheim and the Managing Director, shall herewith be transferred in the current version to the Company. The transfer shall take effect on January 1, 2003. The parties agree, however, that the widow's pension which was agreed for the benefit of the Managing Director's wife, Martina Bissinger, shall be cancelled upon the widow's demise and in case of her remarriage. Due to the transfer, the Company entirely replaces the previous contracting party to this pension commitment.

7.       VACATION

7.1 The Managing Director shall be entitled to 30 holidays.

7.2 When scheduling any such vacations, the Managing Director shall take due account of Company business, such business taking precedence in any specific case.


7.3 In the event the Managing Director may not be in a position to totally or partially go on vacation due to the requirements of the Company the Parties will negotiate in good faith about a transfer of the vacation into the next calendar year.

8.       INSURANCE

8.1 The Company insures the Managing Director appropriately at its own expense against the risk of accidents as well as against death, invalidity, personal injury and material damage as well as against loss of earnings (24 hours protection).

8.2 The claims resulting out of the insurance are immediately due to the Managing Director or to the person stated in the insurance policy after death of the Managing Director, respectively.

9.       SECRECY

         The Managing Director undertakes at all times during the term of this Service Agreement and thereafter to hold in strictest confidence any trade secrets of the Company or its associated companies.

10.      NON-COMPETITION COVENANT

         For the duration of this Agreement, the Managing Director shall refrain from acting - in a self-employed, employed, or any other capacity whatsoever - for any other firm or company irrespective of its legal form, or to form or purchase any such firm or company, or any interest therein, in direct or indirect competition with the Company.

11.      SIDE-LINE ACTIVITIES

11.1 The Managing Director shall dedicate his entire working capacity and all his technical know-how and experience at the Company's and the GmbH's exclusive disposal. The provision under no. 1.4 shall remain unaffected.

11.2 During the continuance of this Service Agreement, the Managing Director shall refrain from performing any side-line activities, whether paid or unpaid, for himself or any third party. Exempt herefrom are his activities pursuant to no. 1.4 as well as honorary positions in the political, cultural and social field are permitted insofar as they can be performed without affecting the duties of the Managing Director under this contract.

11.3 Any publications and papers relating to activities of the Company, or its affiliates, as well as the acceptance of functions on the boards of other companies as well as honorary positions on behalf of any organization shall be subject to the Company's prior written consent. Any such consent may be revoked at any time.

12.      SURRENDER OF DOCUMENTS LAGEN

         Upon expiration of this Agreement or in the event of release from service, the Managing Director shall immediately return any objects and documents including all notes and copies to the Company, and certify the completeness, correctness and proper function of any object so surrendered. Any right of retention shall be expressly excluded.


13.      MODIFICATION AND AMENDMENTS

         The cancellation as well as any amendments or modifications to this Agreement shall only be valid in writing. This shall also apply to any modification of this Clause.

14.      FINAL PROVISIONS

14.1     This Service Agreement shall only be subject to German Law.


14.2 The Parties shall sign this Agreement in a German and an English-language version. It is understood and agreed between the Parties that in the event of any discrepancies between the two versions the German version shall prevail.

14.3 Should any provision of this Agreement be or become ineffective wholly or in part, or should any loophole requiring amendment appear, the remaining provisions of this Agreement shall continue in full force and effect. The Parties agree to replace any such provision so found ineffective by such other provision as comes nearest to the legal and economic intent of said provision found ineffective. In the same manner, the Parties shall close any loophole requiring amendment that might be encountered.

 ...............................,....................




 ...............................................
(TIWR Holding GmbH & Co. KG, represented by its General Partner TIWR Verwaltungs GmbH which has the power to individually represent the TIWR Holding GmbH & Co. KG; the TIWR Verwaltungs GmbH in turn represented by its managing directors Tim Brown and Thomas Kurth)


................................................
(Peter Bissinger)